UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 15, 2010

AVALONBAY COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-12672	77-0404318
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

671 N. Glebe Road, Suite 800, Arlington, VA	22203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 329-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure

We are reporting in this Report on Form 8-K that we have settled our New York City litigation with the U.S. Department of Justice.  We do not expect that the settlement and our fulfillment of its terms will have a material impact to our financial condition or results of operations.

In August, 2008,  the U.S. Attorney’s Office for the Southern District of New York on behalf of the United States filed a civil lawsuit in the federal district court in that jurisdiction against the Company, the joint venture that owns our Avalon Chrystie Place community, and the architect that designed Avalon Chrystie Place.  The lawsuit alleged that Avalon Chrystie Place was not designed and constructed in accordance with the accessibility requirements of the federal Fair Housing Act.  The Company designed and constructed Avalon Chrystie Place with a view to compliance with New York City’s Local Law 58, which is New York City’s code regulating accessible design and construction and has been viewed in New York City as a code that would also meet federal standards.

Without admitting or denying liability, we entered into a consent decree which the court approved on October 15, 2010.   The settlement requires that we make various agreed upon modifications to the apartment homes and common areas at Avalon Chrystie Place and inspect and, to the extent necessary, negotiate and make modifications at our six other New York City communities.  We expect that all retrofits will be capitalized as real estate improvements.

The consent decree contains other terms, including a civil penalty and the establishment of an aggrieved persons fund to compensate individuals in the event they can establish that they were damaged by the alleged accessibility deficiencies at our New York City communities.  Amounts remaining in the  aggrieved persons fund after its administration period will revert to the Company.  We have entered into a separate agreement with the architect of Avalon Chrystie Place (who also designed three of our other New York City properties) to share some of the cost of the civil penalty and aggrieved persons fund.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.

October 20, 2010
	By:	/s/ Thomas J. Sargeant
Name: Thomas J. Sargeant
Title: Chief Financial Officer